Exhibit 3.1

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160108883-07
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 03/09/2016 10:15 AM
	Entity Number: C3430-2004

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Eastside Distilling, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation hereby establishes and designates 3,000 shares of its preferred stock, $0.0001 par value per share, designated as Series A Preferred Stock (the "Series A Preferred Stock"). The rights, preferences, and privileges of the Series A Preferred Stock relative to those of the common shares, par value $0.0001 per share of the Corporation (the "Common Stock") and any other shares of preferred stock are set forth on Exhibit A attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

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EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

ESTABLISHING SERIES A PREFERRED STOCK OF

EASTSIDE DISTILLING, INC.

A Nevada Corporation

The rights, preferences, and privileges of the Series A Preferred Stock relative to those of the Common Stock are set forth in this Certificate of Designation of Series A Preferred Stock (the “Certificate”).

1.           Definitions. For purposes of this Certificate the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1.          “Affiliate” of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2.          “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

1.3.          “Board” shall mean the Board of Directors of the Corporation.

1.4.          “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

1.5.          “Conversion Rights” shall have the meaning set forth in Section 5 below

1.6.          “Conversion Stock” shall mean the Common Stock into which the Series A Preferred Stock is convertible and the Common Stock issued upon such conversion.

1.7.          “Corporation” shall mean Eastside Distilling, Inc., a Nevada corporation.

1.8.          “Dividend Date” shall have the meaning set forth in Section 3.1 below.

1.9.          “Dividend Rate” shall mean eight percent (8%) of the Stated Value per share per annum.

1.10.          “Excess Shares” shall have the meaning set forth in Section 5.5(A) below.

1.11.         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.12.         “Final Closing Date” shall have the meaning assigned to such term in the Corporation’s Amended and Restated Confidential Private Placement Memorandum Supplement dated February 15, 2016.

1.13.         “Holder” shall have the meaning set forth in Section 2.1 below.

1.14.         “Junior Security” shall mean any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A Preferred Stock.

1.15.         “Liquidation Event” shall have the meaning set forth in Section 4.1 below.

1.16.         “Liquidation Payment” shall mean the product of (i) the Stated Value per share of Series A Preferred Stock multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Certificate as of the date of such Liquidation Event multiplied by (iii) 2.5.

1.17.         “Maximum Percentage” shall have the meaning set forth in Section 5.5(A) below.

1.18.          “Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Markets or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Markets or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Markets or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

1.19.         “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.20.          “Reported Outstanding Share Number” shall have the meaning set forth in Section 5.5(A) below.

1.21.         “Sale” means any sale of the Corporation to one or more third party purchasers who or which are not Affiliates of the Corporation, whether by way of (i) the sale or other disposition of all or substantially all of the assets of the Corporation, (ii) the merger or consolidation of the Corporation with or into another Person or (iii) the sale or other transfer of greater than a majority of the capital stock of the Corporation.

1.22.         “Securities Act” shall mean the Securities Act of 1933, as amended.

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1.23.         “Senior Security” shall mean any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series A Preferred Stock.

1.24.         “Series A Conversion Price” shall have the meaning set forth in Section 5.1 below.

1.25.         “Stated Value” shall mean $1,000.00.

1.26.         “Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

1.27.         “Total Series A Votes” shall have the meaning set forth in Section 2.1 below.

1.28.         “Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the OTC Markets, or (c) if the shares of Common Stock are not quoted on the OTC Markets, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of California or State of Nevada are authorized or required by law or other government action to close.).

2.           Voting Rights.

2.1.          General. In addition to the other rights provided in this Certificate, by agreement or by law, the holders of the Series A Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, the holders of Series A Preferred Stock as a class shall have an aggregate number of votes on all matters submitted to the shareholders that is equal to the product of (i) the number of shares of Common Stock (rounded to the nearest whole number) into which the total shares of Series A Preferred Stock issued under the Certificate on such date of determination are convertible, as provided in Section 5 multiplied by (ii) 2.5 (the “Total Series A Votes”). Each holder of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders’) shall have the number of votes on all matters submitted to the shareholders that is equal to the product of (i) the Total Series A Votes multiplied by (y) the ratio of (1) shares of Series A Preferred Stock held by such Holder divided by (2) the total shares of Series A Preferred Stock then outstanding, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. For cases in which the Holders have the right to vote together as a separate class pursuant to Section 2.2, each Holder shall have one (1) vote for each share Series A Preferred Stock held by them.

2.2.          Additional Class Votes by the Series A Preferred Stock. For so long as at least 25% of the shares of Series A Preferred Stock issued on the Final Closing Date remain outstanding (appropriately adjusted to reflect stock splits, stock dividends, reorganizations and capitalization changes), the Corporation shall not, without the affirmative vote of holders of at least fifty (50%) of the then outstanding shares of Series A Preferred Stock (voting as a separate class), do any of the following:

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A.           take any action that constitutes or results in amendment or waiver of any provision of the Corporation’s Certificate of Incorporation or Bylaws if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series A Preferred Stock or the holders thereof; or

B.           increase or decrease the authorized number of shares of Series A Preferred Stock; or

C.           authorize, issue or otherwise create (by reclassification or otherwise) any new class of capital stock of the Corporation having priority over the Series A Preferred Stock or ranking in parity with the Series A Preferred Stock (including any additional shares of Series A Preferred Stock) as to dividends or the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation; or

D.           authorize or declare a payment of a dividend or distribution on any class of capital stock (other than the Series A Preferred Stock).

3.           Dividends.

3.1.          Dividend Preference. The holders of each share of the Series A Preferred Stock then outstanding shall be entitled to receive cumulative cash dividends, at the annual Dividend Rate, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend payable on the Common Stock, payable quarterly on the last day of March, June, September, and December of each year (each, a “Dividend Date”). Such dividends shall accrue with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus, or other funds legally available for the payment of dividends, and shall be cumulative so that, if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for the Common Stock or any Junior Security (and after payment on any Senior Security). Such cumulative dividends shall be payable only if, as, and when declared by the Board; provided, however, that such cumulative dividends, if declared or if accrued but undeclared, will be automatically payable, upon any liquidation event described in Section 4. No accumulation of dividends on the Series A Preferred Stock shall bear interest and dividends on any shares of Series A Preferred Stock shall cease to accrue upon conversion of such shares to Common Stock.

3.2.          Payment of Dividends. Each dividend shall be paid either in shares of Common Stock (“Payment-in-Kind”) or in cash, at the option of the Corporation on the respective Dividend Date; provided, however, that dividends may only be paid in cash following the fiscal year in which the Corporation has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $500,000, to the extent permitted under applicable law out of funds legally available therefor. For Payment-in-Kind dividends, each Holder on the record date for such divided will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) 90% of the average of the Per Share Market Values during the twenty (20) Trading Days immediately preceding a Dividend Date. No fractional shares shall be issued upon payment of such dividends pursuant to this Section 3.2 and the number of shares to be issued upon payment of such dividends will be rounded up to the nearest whole share; provided, that, in lieu of rounding up to the nearest whole share, the Corporation may, at its option, pay a cash adjustment in respect of such fractional interest equal to such fractional interest multiplied by the Per Share Market Value on the respective dividend date. Each dividend paid in cash shall be mailed to the Holders of record of the Corporation as their names appear on the share register of the Corporation or at the office of the Corporation’s transfer agent on the corresponding dividend payment date. Holders will receive written notification from the Corporation or the transfer agent if a dividend is paid in Common Stock, which notification will specify the number of shares of Common Stock paid as a dividend. Certificates representing the shares of Common Stock issuable upon payment of each Payment-In-Kind shall be delivered to each Holder entitled to receive such Payment-in-Kind (in appropriate denominations) as soon as reasonably practicable.

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3.3.          Other Dividends. Except as set forth in Section 3.1 above, the Corporation shall not declare, pay, or set apart for payment any dividend or other distribution with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Certificate, unless and until (i) declared by the Board and (ii) approved by the Holders, as set forth in Section 2.2(D). The Holders shall also be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock. Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefor.

3.4.          Non-Cash Dividends. Except as set forth in Section 3.2 above, whenever a dividend provided for in this Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

4.           Liquidation Rights.

4.1.          Preference of Series A Preferred Stock. In the event of any liquidation, dissolution, winding up or Sale of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), after payment of all amounts required under Section 3 hereunder, the Holders (as a class) shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment, declaration, or setting apart for payment of any amount shall be made in respect of the Common Stock or any Junior Security (but after payment to any Senior Security) of the Corporation, an aggregate amount equal to the Liquidation Payment. Each individual holder will receive that amount of the Liquidation Payment equal to the product of (i) the Liquidation Payment multiplied by (y) the ratio of (1) shares of Series A Preferred Stock held by such Holder divided by (2) the total shares of Series A Preferred Stock then outstanding, at the time of such Liquidation Event with respect to such Liquidation Event. If, upon any Liquidation Event, the assets to be distributed to the Holders shall be insufficient to permit the payment to such shareholders of the full Liquidation Payment, then all of the assets of the Corporation (after payment to any Senior Security) shall be distributed solely and ratably to the Holders.

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4.2.          Remaining Assets. If the assets of the Corporation available for distribution to the Corporation’s shareholders exceed the aggregate amount payable to the Holders pursuant to Section 4.1 hereof, then after the payments required by Section 4.1 shall have been made the Corporation’s remaining assets shall be distributed pro rata, on a per share basis, among the holders of the Common Stock.

4.3.          Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or, if to non-U.S. residents, by facsimile, not less than twenty (20) days prior to the payment date stated therein, to the Holders of record, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

4.4.          Determination of Consideration. To the extent any distribution pursuant to Section 4.1 or Section 4.2 consists of property other than cash, the value thereof shall, for purposes of Section 4.1 or Section 4.2, be the fair value at the time of such distributions as determined in good faith by the Board.

4.5.          Conversion Prior to Liquidating Distributions. Any Holder may, at its option, convert all or a portion of its shares into Common Stock upon a liquidation, dissolution or winding up of the Corporation and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions as a holder of the Series A Preferred Stock.

5.           Conversion. The Holders shall have the following conversion rights (the “Conversion Rights”):

5.1.          Optional Conversion of the Series A Preferred Stock. Any or all shares of the Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the Holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series A Preferred Stock by the Corporation and from time to time, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Series A Conversion Price (determined as hereinafter provided) in effect at the time of conversion and then multiplying such quotient by the number of shares of Series A Preferred Stock to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof shall initially be $0.15 (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be subject to adjustment, as hereinafter provided.

5.2.          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

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5.3.         Mechanics of Optional Conversion. Before any Holder shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days’ prior written notice (in the form attached hereto as Schedule I) to the Corporation at such office that such Holder elects to convert the same or such portion thereof as such Holder elects to convert and shall state therein such holder’s name or the name of the nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued,. The Corporation shall, as soon as practicable thereafter, issue and deliver to such Holder, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

5.4.         Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

A.           Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Series A Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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B.           Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in Section 5.4(A) above) or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or acquisition had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

5.5.          Conversion Limitations.

A.           The Corporation shall not effect the conversion of any shares of Series A Preferred Stock held by a Holder, and such Holder shall not have the right to convert any of the Series A Preferred Stock held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series A Preferred Stock beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5.5(A). For purposes of this Section 5.5(A), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series A Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Corporation’s transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a conversion notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5.5(A), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such conversion notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series A Preferred Stock, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series A Preferred Stock results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this certificate of designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series A Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.5(A) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5.5(A) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor Holder.

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B.           No holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1, and no conversion of Series A Preferred Stock into shares of Common Stock pursuant to Section 5.2 shall occur, to the extent such conversion would require the Corporation to issue shares of Common Stock in excess of the Corporation’s then sufficient authorized and unissued shares of Common Stock.

5.6.          Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation’s capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

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5.7.          Additional Notices. In the event the Corporation shall propose to take any action of the types described in Sections 5.4, 5.5 or 5.6 the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

5.8.          Pro Rata Conversion. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same conversion date and the Corporation can convert some, but not all, of such shares of Series A Preferred Stock submitted for conversion, the Corporation shall convert from each holder electing to have Series A Preferred Stock converted on such date a pro rata amount of such holder’s Series A Preferred Stock submitted for conversion on such date based on the number of shares of Series Preferred Stock submitted for conversion on such date by such holder relative to the aggregate number of shares of Series A Preferred Stock submitted for conversion on such date.

5.9.          Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

6.           No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

7.           Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

8.           No Preemptive Rights. Holders of Series A Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

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EASTSIDE DISTILLING, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series A Preferred Stock of Eastside Distilling, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Eastside Distilling, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends with respect to such Preferred Shares and such Aggregate Dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

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DTC Number:

Account Number:

Date: _____________ __, ____

_____________________________

Name of Registered Holder

By:
Name:
Title:

Tax ID:_____________________

Facsimile:___________________

E-mail Address:

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